Exhibit 10.2

June 7, 2024

Paula Hansen

Re: Offer of Employment

Dear Paula:

I am pleased to offer you a position with Docusign, Inc. (the “Company” or “Docusign”) as President and Chief Revenue Officer, reporting to the Chief Executive Officer, with an expected commencement date of August 5, 2024 (“Start Date”). Your primary work location will be our office in San Francisco, CA, subject to regular travel to the Company’s other offices from time to time when reasonably necessary or appropriate to perform your duties. You will receive an initial annual salary of $550,000, less applicable taxes and deductions, which will be paid biweekly in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for a target bonus equal to 100% of your then-current annual salary, based on performance goals established by management.

Sign-On Bonus. The Company will pay you a one-time signing bonus of $4,000,000 (the “Sign-On Bonus”), to be paid out in your first payroll following your Start Date. The Sign-On Bonus will be subject to withholding requirements and authorized deductions. The payment of the Sign-On Bonus is an advance and will not be fully earned unless you remain employed by Docusign for one full year from your Start Date. If you resign without Good Reason or are terminated by Docusign for Cause before the one-year anniversary of your Start Date you agree to repay the full amount of the Sign-On Bonus advance at the time of your departure (less 8.33% for each full month of work completed after your Start Date). In the event of a Qualifying Termination prior to the one-year anniversary of your Start Date, Docusign will waive any right to recoup any portion of the Sign-On Bonus. As a condition of receiving the Sign-On Bonus advance, you agree and authorize the Company to deduct any unearned portion of the advance from your final wages, to the extent permitted by applicable laws. If you fail to repay the Sign-On Bonus advance within fourteen days of your departure, interest will accrue on the amount owed at the rate of 1.5% per month. In addition to paying interest, should any dispute arise concerning your obligation to repay the Sign-On Bonus and an arbitration or other legal proceeding results, the prevailing party in any such dispute shall be entitled to recover its or his reasonable attorneys’ fees and costs incurred to the extent they concern the Sign-On Bonus, its repayment, and/or your obligation to repay it.

For purposes of this offer letter, “Cause,” “Good Reason” and “Qualifying Termination” have the same meanings as those terms are used in the Company’s Executive Severance and Change in Control Agreement, attached hereto.

Equity Awards. As soon as practicable after your Start Date, you shall receive the following awards of restricted stock units (“RSUs”) and performance restricted stock units (“PSUs”) representing the right to acquire shares of Common Stock of Docusign, Inc.:

•	A new hire grant of time-vesting RSUs with a target value of $13.5 million (the “New Hire RSUs”); and

•	A grant of PSUs with a target value of $13.5 million (the “New Hire PSUs”).

The number of RSUs and PSUs you receive will be determined by dividing the applicable target value by the average closing stock price over a period of 10 trading days immediately prior to the Vesting Commencement Date. The Vesting Commencement Date will typically be the 10th day of the first month following your Start Date (for example, if your Start Date is August 5th, your Vesting Commencement Date will be August 10th). Such awards will be subject to the terms and conditions of: (a) the Company’s equity incentive plan in effect at the time of grant (the “Plan”), (b) an RSU Agreement or PSU Agreement, as applicable, in the form approved by the Board or a committee of the Board, and (c) applicable law. The RSUs and PSUs will be subject to performance- and/or service-based requirements as set forth in the applicable RSU Agreement or PSU Agreement. For a general summary of the vesting terms, please see Attachment A hereto.

Severance and Change in Control Agreement. You and the Company will enter into the Executive Severance and Change in Control Agreement in the form attached hereto.

Additional Benefits. As a Company employee, you will also be eligible to receive certain employee benefits including PTO, healthcare, dental coverage, and a 401(k) plan. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.

Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. Please note your Start Date is subject to change if your background check has not been completed 13 days prior to your Start Date. Should your employment begin prior to the completion of the Company’s background investigation, and you subsequently fail or do not satisfy the background investigation, your employment may be terminated.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. If you require work authorization to lawfully work in the U.S., this must be obtained prior to your State Date and your Start Date is subject to change if proof of such authorization is not obtained by the Company by Monday of the week prior to your Start Date.

You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

As a Company employee, you will be required to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the company rules of conduct which are included in the employee handbook which you will receive on your first day of employment. You will be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Such Agreement also provides that in the event of any dispute or claim relating to or arising out of our working relationship, you and the Company agree that all such disputes shall be resolved by binding arbitration.

Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses you incur in connection with the performance of services on behalf of the Company during your employment with the Company. Subject to the preceding, the reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following your submission of proper documentation for such expenses.

Indemnification. You and the Company will enter into an indemnification agreement on substantially the same terms applicable to the Company’s other officers and directors. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other U.S. based executive officer of the Company.

Compensation Recoupment. Certain incentive-based compensation payable to you shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law that applies on substantially the same terms to all other U.S. based executive officers of the Company (except as required by statute or regulation without regard to the terms of the policy). No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a termination without “Cause” under this agreement, provided that such recovery is consistent with such policy and such policy is consistent with this paragraph.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below by June 10, 2024. This letter (including any documents referenced herein), along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Docusign, Inc.

Sincerely,

Docusign, Inc.

/s/ Jennifer Christie
Jennifer Christie, Chief People Officer

ACCEPTED AND AGREED

/s/ Paula Hansen
Paula Hansen

Attachment A

RSU and PSU Vesting Terms

As provided in more detail in the applicable RSU Agreement, your RSUs will become “Vested RSUs” subject to the satisfaction of the following service-based requirements:

•	New Hire RSUs, $13.5m target value: 1/4th of the total number of shares awarded will vest on the one-year anniversary of the Vesting Commencement Date, and thereafter the remaining shares will vest in 12 equal quarterly installments such that the New Hire RSUs will be fully vested on the four-year anniversary of the Vesting Commencement Date, subject to you remaining in Continuous Service (as defined in the Plan) with the Company on each such date.

•	New Hire PSUs, $13.5m target value:

•          50% of the New Hire PSUs will be subject to vesting based on Docusign’s relative total shareholder return (“TSR”) over the applicable performance period, as measured against the TSR performance of the Nasdaq Composite Index (the “Index”).

•          50% of the New Hire PSUs will be earned based on Docusign’s attainment of financial goals (Subscription Revenue growth and Free Cash Flow) for the fiscal year ending January 31, 2025, with any earned shares vesting quarterly through the third anniversary of the date of grant.

Vested RSUs and PSUs will generally be delivered to you (“settled”) on a quarterly basis (March, June, September and December) following the date on which they become vested.

You will be entitled to receive such accelerated vesting of your outstanding time-vesting equity awards consistent with (a) the terms and conditions of the Company’s Death or Terminal Condition Policy, as may be amended from time to time and (b) your Executive Severance and Change in Control Agreement.

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